Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION SELLS CIRCUIT BOARD ASSEMBLY BUSINESS

Bridgewater, MA, July 1, 2010 - Chase Corporation (NYSE Amex: CCF), a global manufacturer of protective tapes and coatings for high reliability applications, announces that it has divested its contract manufacturing services business, Chase EMS, to MC Assembly.  Chase Electronic Manufacturing Services (www.chaseems.com), a segment of Chase Corporation’s business since 1999, is a leader in the Northeast printed circuit board design, proto-typing, assembly, inspection and BGA rework services.

The transaction, structured as a sale of substantially all of the assets of Chase EMS closed on June 30, 2010.  All of the Chase EMS employees as well as the leased facility located in Winchester, Massachusetts have transferred to MC Assembly.  Proceeds from the sale will be used for debt reduction and continued investment in the Company’s core tapes and coatings businesses.

MC Assembly (www.mcati.com) was selected from a number of interested buyers as being most compatible with regard to geography, market, capabilities and scale.

“MC Assembly is a good fit for Chase EMS and has the resources to help the business reach its full potential,” said Peter Chase, Chase Corporation’s Chairman and CEO. “This divestiture will allow Chase Corporation to focus more of its resources on core operations. Over the last several years we have grown our Specialized Manufacturing business to be a significant supplier of protective materials used worldwide in a wide array of specialized anti-corrosion and insulating applications.

“We thank General Manager, Ron Barilone, and his entire staff for their many contributions over the past ten years and wish them personal success in the future.”

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of protective tapes and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.